                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                                SYNTELLECT, INC.
                                ----------------
                                (Name of Issuer)


                      COMMON STOCK $.01 PER VALUE PER SHARE
                      -------------------------------------
                         (Title of Class of Securities)


                                  87161-L-10-5
                                  -------------
                                 (CUSIP Number)

                                DECEMBER 31, 2000
                                -----------------
              Date of event which requires filing of this statement

                   Check the appropriate box to designate the
                  rule pursuant to which this schedule is filed

                               / / Rule 13d - 1(b)
                               / / Rule 13d - 1(c)
                               /X/ Rule 13d - 1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------------------------------------------------------
CUSIP No. 87161-L-10-5               13G                     Page 2 of 13 Pages
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Geoffrey Nixon
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a) /X/
                                             (b) / /

-------------------------------------------------------------------------------
   3      SEC USE ONLY

-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   New Zealand
-------------------------------------------------------------------------------
        NUMBER OF            5    SOLE VOTING POWER
         SHARES                     1,020
                           ----------------------------------------------------
      BENEFICIALLY           6    SHARED VOTING POWER
        OWNED BY
          EACH
                           ----------------------------------------------------
        REPORTING            7    SOLE DISPOSITIVE POWER
         PERSON                     1,020
          WITH
                           ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER
-------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,020
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                    / /
-------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    0.01% (based on 11,337,174 shares outstanding at
                    September 30, 2000)
-------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                    IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP No. 87161-L-10-5               13G                     Page 3 of 13 Pages
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Mission Partners, L.P. (EIN#33-0569956)
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a) /X/
                                             (b) / /

-------------------------------------------------------------------------------
   3      SEC USE ONLY

-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
-------------------------------------------------------------------------------
        NUMBER OF             5   SOLE VOTING POWER
         SHARES                     455,500
                           ----------------------------------------------------
      BENEFICIALLY           6    SHARED VOTING POWER
        OWNED BY
          EACH
                           ----------------------------------------------------
        REPORTING            7    SOLE DISPOSITIVE POWER
         PERSON                     455,500
          WITH
                           ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER
-------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    455,500
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                    / /
-------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    4.00% (based on 11,337,174 shares outstanding at
                    September 30, 2000)
-------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                    PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP No. 87161-L-10-5               13G                     Page 4 of 13 Pages
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Liberty Nominees Limited (EIN# N/A)
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a) /X/
                                             (b) / /

-------------------------------------------------------------------------------
   3      SEC USE ONLY

-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
                   New Zealand
-------------------------------------------------------------------------------
        NUMBER OF            5    SOLE VOTING POWER
         SHARES                     134,000
                           ----------------------------------------------------
      BENEFICIALLY           6    SHARED VOTING POWER
        OWNED BY
          EACH
                           ----------------------------------------------------
        REPORTING            7    SOLE DISPOSITIVE POWER
         PERSON                     134,000
          WITH
                           ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER
-------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    134,000
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                    / /
-------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    1.18% (based on 11,337,174 shares outstanding at
                    September 30, 2000)
-------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                    CO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP No. 87161-L-10-5               13G                     Page 5 of 13 Pages
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Horizon Offshore, Ltd. (EIN# N/A)
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a) /X/
                                             (b) / /
-------------------------------------------------------------------------------
   3      SEC USE ONLY

-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Cayman Islands
-------------------------------------------------------------------------------
        NUMBER OF             5   SOLE VOTING POWER
         SHARES                     75,400
                           ----------------------------------------------------
      BENEFICIALLY           6    SHARED VOTING POWER
        OWNED BY
          EACH
                           ----------------------------------------------------
        REPORTING            7    SOLE DISPOSITIVE POWER
         PERSON                     75,400
          WITH
                           ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER
-------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    75,400
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                    / /
-------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    0.66% (based on 11,337,174 shares outstanding at
                    September 30, 2000)
-------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                    CO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP No. 87161-L-10-5               13G                     Page 6 of 13 Pages
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          U.S. Equity Investment L.P. (EIN#65-0153975)
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a) /X/
                                             (b) / /

-------------------------------------------------------------------------------
   3      SEC USE ONLY

-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
-------------------------------------------------------------------------------
        NUMBER OF            5    SOLE VOTING POWER
         SHARES                     63,600
                           ----------------------------------------------------
      BENEFICIALLY           6    SHARED VOTING POWER
        OWNED BY
          EACH
                           ----------------------------------------------------
        REPORTING            7    SOLE DISPOSITIVE POWER
         PERSON                     63,600
          WITH
                           ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER
-------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    63,600
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                    / /
-------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    0.56% (based on 11,337,174 shares outstanding at
                    September 30, 2000)
-------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                    PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP No. 87161-L-10-5               13G                     Page 7 of 13 Pages
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Mayfair Capital Fund, L.P. (EIN#13-4024777)
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a) /X/
                                             (b) / /

-------------------------------------------------------------------------------
   3      SEC USE ONLY

-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
-------------------------------------------------------------------------------
        NUMBER OF            5    SOLE VOTING POWER
         SHARES                     432,900
                           ----------------------------------------------------
      BENEFICIALLY           6    SHARED VOTING POWER
        OWNED BY
          EACH
                           ----------------------------------------------------
        REPORTING            7    SOLE DISPOSITIVE POWER
         PERSON                     432,900
          WITH
                           ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER
-------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    432,900
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                    / /
-------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    3.82% (based on 11,337,174 shares outstanding at
                    September 30, 2000)
-------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                    PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP No. 87161-L-10-5               13G                     Page 8 of 13 Pages
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          MCM Associates, Ltd. (EIN# 33-0562278)
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a) /X/
                                             (b) / /

-------------------------------------------------------------------------------
   3      SEC USE ONLY

-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
-------------------------------------------------------------------------------
        NUMBER OF            5    SOLE VOTING POWER
         SHARES                     0
                           ----------------------------------------------------
      BENEFICIALLY           6    SHARED VOTING POWER
        OWNED BY
          EACH
                           ----------------------------------------------------
        REPORTING            7    SOLE DISPOSITIVE POWER
         PERSON                     0
          WITH
                           ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER
-------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    0
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                    / /
-------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    0.00% (based on 11,337,174 shares outstanding at
                    September 30, 2000)
-------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                    CO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP No. 87161-L-10-5               13G                     Page 9 of 13 Pages
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          MCM Profit Sharing Plan - DLJSC- Custodian FBO Geoffrey Nixon TTEE
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a) /X/
                                             (b) / /

-------------------------------------------------------------------------------
   3      SEC USE ONLY

-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   New York
-------------------------------------------------------------------------------
        NUMBER OF            5    SOLE VOTING POWER
         SHARES                     10,000
                           ----------------------------------------------------
      BENEFICIALLY           6    SHARED VOTING POWER
        OWNED BY
          EACH
                           ----------------------------------------------------
        REPORTING            7    SOLE DISPOSITIVE POWER
         PERSON                     10,000
          WITH
                           ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER
-------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    10,000
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                    / /
-------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    0.09% (based on 11,337,174 shares outstanding at
                    September 30, 2000)
-------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                    EP
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP NO. 87161-L-10-5                                            Page 10 of 13



ITEM 1.           NAME OF ISSUER AND ADDRESS

                  (a) The name of the issuer is Syntellect, Inc., a Delaware corporation ("Issuer").

                  (b) The principal executive offices of Issuer are located at 16610 N. Black Canyon Highway, Suite 100, Phoenix, Arizona 85053.

ITEM 2. IDENTIFY, ADDRESS, CITIZENSHIP, TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

ITEMS 2(a), (b), (c)

                  This statement on Schedule 13G ("STATEMENT") is filed by Geoffrey Nixon ("NIXON"), Mission Partners, L.P. ("MISSION"), Liberty Nominees Limited ("LIBERTY"), Horizon Offshore, Ltd. ("HORIZON"), U.S. Equity Investment, L.P. ("EQUITY"), Mayfair Capital Fund, L.P. ("MAYFAIR"), MCM Associates, Ltd. ("MCM") and MCM Profit Sharing Plan-DLJSC-FBO Geoffrey Nixon TTEE ("PSP") (collectively the "GROUP"; each member of the Group being hereinafter referred to individually as a "MEMBER" and collectively at "MEMBERS"). Nixon's and PSP's principal business address is 11 West 42nd Street, 19th Floor, New York NY 10036. Nixon is a citizen of the Country of New Zealand. PSP is a New York profit sharing plan for the benefit of Nixon. Nixon is the sole Trustee and Beneficiary of PSP. Mission's principal business address is 11 West 42nd Street, 19th Floor, New York, NY 10036. Mission is a Delaware limited partnership. MCM, a Delaware corporation, is the sole general partner of Mission and, as such, MCM has full voting and dispositive power with respect to all of the securities owned by Mission. Nixon is the sole officer, director and shareholder of MCM. Liberty's principal business address is at P.O. Box 10-246, Wellington, New Zealand. Liberty is a private New Zealand company. Liberty has established an account over which MCM has sole investment discretion. It is the account over which MCM has sole investment discretion that has purchased the shares of Issuer Common Stock (as defined below). Horizon's principal business address is at c/o International Management Services, Limited, Harbour Centre, North Church Street, P.O. Box 616, George Town, Grand Cayman, Cayman Islands, B.W.I. Horizon is a private Cayman Islands investment corporation. MCM is the sole investment manager of Horizon and MCM has full voting and dispositve power with respect to all of the securities owned by Horizon. Mayfair's principal business address is 11 West 42nd Street, 19th Floor, New York, NY 10036. Mayfair is a Delaware limited partnership. MCM Capital Management, LLC, a Delaware limited liability company (the "LLC"), is the sole general partner of Mayfair and, as such, LLC has full voting and dispositive power with respect to all of the securities owned by Mayfair. Nixon is the sole management and principal member of LLC. The other member of the LLC is Nixon's wife. Equity is a Delaware limited partnership. Equity's principal address is 1001 North Highway 1, Suite 800, Jupiter, Florida 33477. Equity has established an account over which MCM has sole investment discretion. It is this account over which MCM has purchased the shares of Issuer Common Stock.

ITEM 2(d), (e)

This Statement relates to the Common Stock, $.01 per value per share (the "Issuer Common Stock") of Issuer. The CUSIP number for the Issuer Common Stock is 87161-L-10-5.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4.           OWNERSHIP

ITEM 4(a), (b)

                  Nixon owns 1,020 shares of Issuer Common Stock, representing 0.01% of Issuer's issued and outstanding shares (based on 11,337,174 shares outstanding at September 30, 2000). Mission owns 455,500 shares of Issuer Common Stock, representing 4.00% of Issuer's issued and outstanding shares (based on 11,337,174 shares outstanding at September 30, 2000). Liberty owns 134,000 shares of Issuer Common Stock, representing 1.18% of Issuer's issued and outstanding shares (based on 11,337,174 shares outstanding at September 30, 2000). Horizon owns 75,400 shares of Issuer Common Stock, representing 0.66% of Issuer's issued and outstanding shares (based

                                  SCHEDULE 13G

CUSIP NO. 87161-L-10-5                                            Page 11 of 13


on 11,337,174 shares outstanding at September 30, 2000). Equity owns 63,600 of Issuer Common Stock representing 0.56% of Issuer's issued and outstanding shares (based on 11,337,174 shares outstanding at September 30, 2000). Mayfair owns 432,900 shares of Issuer Common Stock, representing 3.82% of Issuer's issued and outstanding shares (based on 11,337,174 shares outstanding at September 30, 2000). MCM owns 0 shares of Issuer's issued and outstanding shares (based on 11,337,174 shares outstanding at September 30, 2000). PSP owns 10,000 shares of Issuer Common Stock representing 0.09% of Issuer issued and outstanding shares (based on 11,337,174 shares outstanding at September 30, 2000). The Group, in the aggregate, owns 1,172,420 shares of Issuer Common Stock representing 10.34% of Issuer issued and outstanding shares (based on 11,337,174 shares outstanding at September 30, 2000).

ITEM 4(c)

                  Each Member is the sole beneficial owner of the securities identified in subsection (a) above, except that Nixon owns the 1,020 shares of Issuer Common Stock jointly with his wife. MCM, as the sole general partner of Mission, has sole voting and dispositive power over the Issuer Common Stock owned by Mission. MCM, as the sole investment manager of an account established by Liberty and Equity, has sole voting and dispositive power over the shares of Issuer Common Stock owned by Liberty. MCM, as the sole investment manager of Horizon, has sole voting and dispositive power over the shares of Issuer Common Stock owned by Horizon. LLC, as the sole general partner of Mayfair, has sole voting and dispositive power over the Issuer Common Stock owned by Mayfair. Nixon, as the sole Trustee of PSP and sole officer, director and shareholder of MCM, has the sole voting and dispositive power over the Issuer Common Stock owned by PSP and MCM.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: / /

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBER OF THE GROUP

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10.          CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G

CUSIP NO. 87161-L-10-5                                            Page 12 of 13

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 13, 2001

                                /s/ GEOFFREY NIXON
                                ---------------------------------------------
                                GEOFFREY NIXON

                                MISSION PARTNERS, L.P.
                                By:  MCM Associates, Ltd., General Partner

                                By:/s/ GEOFFREY NIXON
                                ---------------------------------------------
                                Geoffrey Nixon, President

                                LIBERTY NOMINEES LIMTED
                                By:  MCM Associates, Ltd., General Partner

                                By:/s/ GEOFFREY NIXON
                                ---------------------------------------------
                                Geoffrey Nixon, President

                                HORIZON OFFSHORE, LTD.

                                By:/s/ GEOFFREY NIXON
                                ---------------------------------------------
                                Geoffrey Nixon, President

                                MAYFAIR CAPITAL FUND, L.P.
                                By:  MCM Capital Management, LLC.,
                                     General Partner

                                By:/s/ GEOFFREY NIXON
                                ---------------------------------------------
                                Geoffrey Nixon, President

                                MCM PROFIT SHARING PLAN DLJSC-ASSOCIATION FBO Geoffrey Nixon

                                By:/s/ GEOFFREY NIXON
                                ---------------------------------------------
                                Geoffrey Nixon, President

                                U.S. EQUITY INVESTMENTS, L.P.
                                By:  MCM Associates, Ltd., Investment Manager

                                By:/s/ GEOFFREY NIXON
                                ---------------------------------------------
                                Geoffrey Nixon, President

                                  SCHEDULE 13G

CUSIP NO. 87161-L-10-5                                            Page 13 of 13


                             JOINT FILING AGREEMENT

JOINT FILING AGREEMENT made as of this 13th day of February, 2001, by and among GEOFFREY NIXON, MISSION PARTNERS, L.P., LIBERTY NOMINEES LIMITED, HORIZON OFFSHORE, LTD., U.S. EQUITY INVESTMENT L.P., MAYFAIR CAPITAL FUND, L.P. AND MCM PROFIT SHARING PLAN-KLJSC-CUSTODIAN FBO GEOFFREY NIXON TTEE AND MCM ASSOCIATES, LTD.


                              W I T N E S S E T H :

WHEREAS, GEOFFREY NIXON, MISSION PARTNERS, L.P., LIBERTY NOMINEES LIMITED, HORIZON OFFSHORE, LTD., U.S. EQUITY INVESTMENT L.P., MAYFAIR CAPITAL FUND, L.P. AND MCM PROFIT SHARING PLAN-KLJSC-CUSTODIAN FBO GEOFFREY NIXON TTEE AND MCM ASSOCIATES, LTD. collectively beneficially own more than five (5%) percent of the issued and outstanding common stock, $.01 par value, of Syntellect, Inc. ("Issuer Common Stock"), a Delaware corporation; and

                  WHEREAS, the parties desire to jointly file a Schedule 13G with the SEC,

                  NOW, THEREFORE, the parties agree as follows:

         1. GEOFFREY NIXON, MISSION PARTNERS, L.P., LIBERTY NOMINEES LIMITED, HORIZON OFFSHORE, LTD., U.S. EQUITY INVESTMENT L.P., MAYFAIR CAPITAL FUND, L.P. AND MCM PROFIT SHARING PLAN-KLJSC-CUSTODIAN FBO GEOFFREY NIXON TTEE AND MCM ASSOCIATES, LTD. hereby agree to jointly file a Schedule 13G with the SEC regarding the beneficial ownership of Issuer Common Stock and to file any and all amendments and supplements thereto.

         2. This Agreement contains the entire agreement among the parties concerning the subject matter hereof and may not be amended, modified or changed except pursuant to a written instrument signed by all parties.

                  IN WITNESS WHEREOF, the parties have signed this Agreement the day and year first above written.

                                            HORIZON OFFSHORE LTD

/s/ GEOFFREY NIXON                          /s/ GEOFFREY NIXON
---------------------------                 ------------------------------
GEOFFREY NIXON                              GEOFFREY NIXON

MISSION PARTNERS, L.P.                      MCM ASSOCIATES, LTD.
By:  MCM Associates, Ltd.,                  Manager
     General Partner

/s/ GEOFFREY NIXON                          /s/ GEOFFREY NIXON
---------------------------                 ------------------------------
GEOFFREY NIXON, President                   GEOFFREY NIXON, President

LIBERTY NOMINEES LIMITED                    MAYFAIR CAPITAL FUND, L.P.
By: MCM Associates, Ltd.,                   By:  MCM Capital Management, LLC,
    Investment Manager                           General Partner

/s/ GEOFFREY NIXON                          /s/ GEOFFREY NIXON
---------------------------                 ------------------------------
GEOFFREY NIXON, President                   GEOFFREY NIXON, Manager

U.S. EQUITY INVESTMENT, L.P.                MCM PROFIT SHARING PLAN-DLJSC-
By:  MCM Associates, Ltd.,                  Custodian
     Investment Manager                     FBO Geoffrey Nixon

/s/ GEOFFREY NIXON                          /s/ GEOFFREY NIXON
---------------------------                 ------------------------------
GEOFFREY NIXON, President                   GEOFFREY NIXON, Trustee